EXHIBIT 10.1
EMPLOYMENT AGREEMENT
    This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 1, 2021 (the “Effective Date”) by and between THE INTERPUBLIC GROUP OF COMPANIES, INC. (the “Company” or “Interpublic”) and PHILIPPE KRAKOWSKY (“Executive”). In consideration of the mutual promises set forth herein, the parties hereto agree as follows:
ARTICLE I
Defined Terms
Section 1.01.When the initial letter or letters of any of the words or phrases in this Agreement are capitalized, such word or phrase shall have the meaning provided in the Interpublic Executive Severance Plan, as amended from time to time (“ESP”), unless the context clearly indicates that a different meaning is intended. Executive’s “ESP Participation Letter” is the letter provided to Executive by the Company dated January 1, 2021 describing Executive’s participation in the ESP.
ARTICLE II
Term of Employment
Section 2.01.Subject to the terms of this Agreement, the Company shall employ Executive hereunder beginning January 1, 2021 and continuing thereafter until terminated in accordance with the provisions of Article VIII (Termination) hereof. (The period during which Executive is employed hereunder, ending on the “Termination Date” is referred to herein as the “term of employment.”)
ARTICLE III
Duties
Section 3.01.During the term of employment, Executive shall:
(i)Serve as Chief Executive Officer of Interpublic and as a member of Interpublic’s Board of Directors;
(ii)Use Executive’s reasonable best efforts to promote the interests of the Company and devote substantially all of Executive’s business time and efforts to the Company’s business and affairs;
(iii)Perform such duties as the Company may from time to time assign to Executive that are consistent with his positions with the Company;
(iv)Serve in such other offices of the Company as Executive may be elected or appointed to that are consistent with his positions with the Company; and

(v)Report to the Board of Directors of Interpublic.
ARTICLE IV
Regular Compensation
Section 4.01.The Company shall compensate Executive for the duties performed by Executive hereunder, by payment of an initial base salary of no less than One Million Five Hundred Thousand Dollars ($1,500,000) per annum, payable in accordance with the Company’s regular payroll practices.
Section 4.02.Executive’s compensation shall be subject to periodic reviews in accordance with the Company’s policies. The Company is not required to increase Executive’s compensation as a result of such reviews, but may not decrease it.
ARTICLE V
Bonuses
Section 5.01.Executive shall be eligible during the term of employment to participate in Interpublic’s Senior Executive Incentive Plan or any successor thereto (the “Bonus Plan”), in accordance with the terms and conditions of the Bonus Plan as in effect and amended from time to time. Executive shall be eligible for a target award under the Bonus Plan of no less than Two Hundred Percent (200%) of Executive’s base salary. The actual award, if any, may vary from zero percent (0%) to two hundred percent (200%) of Executive’s target award, and shall be determined by the Company based on factors under the Bonus Plan, including Company performance, Executive’s individual performance, and the discretion of the Interpublic Board of Directors.
ARTICLE VI
    Long-Term Incentive
Section 6.01.Executive shall participate in Interpublic’s long-term incentive programs with target annual award value of no less than Seven Million Five Hundred Thousand Dollars ($7,500,000). Any such long-term incentive award may consist of any forms of incentive, and be subject to vesting requirements, as determined by the Compensation and Leadership Talent Committee of Interpublic’s Board of Directors or its designee in its discretion. All long-term incentive awards are governed by, and subject to the terms of the 2019 Interpublic Performance Incentive Plan (“PIP”), or any successor thereto, and Executive’s award agreement. Based on current plan design, the value of the performance components of the award at the time of vesting, may vary from zero percent (0%) to two hundred percent (200%) of Executive’s target award, and shall be determined by the Company based on the factors set forth in the PIP, including Company performance, Executive’s individual performance, and discretion of the Interpublic Board of Directors.
Section 6.02.In connection with the commencement of Executive’s service as Chief Executive Officer, Executive received a one-time award under the PIP of an option to purchase Two Hundred Fifty Thousand (250,000)

shares of Interpublic stock. Such option is subject to a three-year vesting condition and is governed by the terms of the PIP and Executive’s award agreement.
ARTICLE VII
Other Employment Benefits
Section 7.01.Executive shall be eligible to participate in such other employee benefits as are available from time to time to other senior executives of the Company in accordance with the then current terms and conditions established by the Company for eligibility and subject to employee contributions required for participation in such benefits opportunities.
Section 7.02.Executive shall be entitled to annual paid time off, in accordance with the Company’s policies and procedures.
Section 7.03.Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by Executive in the conduct of the business of the Company, provided that Executive submits substantiation of all such expenses to the Company on a timely basis in accordance with the Company’s expense reimbursement policies.
Section 7.04    Executive shall continue to participate in Interpublic’s Capital Accumulation Plan (CAP) with an annual dollar credit of One Hundred and Fifty Thousand Dollars ($150,000), subject to the terms of CAP and Executive’s Participation Agreement. For years of participation before 2018 (i.e., 2006 through 2017), Executive’s dollar credit under CAP was Fifty Thousand Dollars ($50,000).
Section 7.05    Executive will receive payments under the Executive Special Benefit Agreement between Executive and the Company dated February 1, 2002 and amended on January 1, 2007 (the “ESBA”) in accordance with the terms of the ESBA.
Section 7.06    Nothing in this Agreement shall restrict the ability of the Company to change or terminate any or all of its employee benefit plans and programs from time to time; nor shall anything in this Agreement prevent any such change or termination from affecting Executive.
ARTICLE VIII
Termination
Section 8.01.Termination by the Company. The Company may terminate Executive’s employment hereunder at any time and for any reason, subject to the provisions of this Section.
(i)Involuntary Termination Without Cause. The Company may terminate Executive’s employment hereunder involuntarily without Cause by giving Executive written notice (the “Notice Date”) specifying a Termination Date of no more than three (3) months after such notice. In such event, Executive shall continue to be an employee of the Company, and shall assist the Company in the transition of Executive’s responsibilities, until the Termination Date. From the Notice Date through the Termination Date, assuming Executive complies with Executive’s responsibilities under this Agreement, the Company shall continue (a) to pay Executive’s base salary, and (b) to provide all benefits under the plans and programs in which Executive participated immediately prior to the Notice Date, to the extent permitted by the terms of such plans and programs.
In addition, if Executive’s employment is terminated involuntarily (within the meaning of Treasury Regulation § 1.409A-1(n)(1)) and without Cause, and Executive timely executes and does not revoke a separation and release agreement substantially in the form attached as Exhibit A (the “Release”):
(A)Executive shall be entitled to payments and benefits under the ESP, subject to the terms and conditions of the ESP and Executive’s ESP Participation Letter, which currently provides that Executive shall be eligible for twenty-four (24) months of salary continuation (the “Severance Period”). Without limiting the generality of the foregoing, all payments under this Section are subject to the forfeiture, suspension, and clawback provisions of the ESP;
(B)Executive shall continue to be eligible for a bonus under the Senior Executive Incentive Plan until the first anniversary of the Notice Date. Subject to Section 14.01 hereof (Section 409A of the Code), any bonus awarded to Executive under this paragraph (B) shall be paid (without interest) during the first calendar year that begins after the first anniversary of the Notice Date;
(C)The Company shall pay to Executive a lump-sum amount equal to the aggregate of the matching contributions that the Company would have made for the benefit of Executive under the Interpublic Savings Plan or any successor thereto (the “401(k) plan”:) if, during the period that begins on the day after the Termination Date and ends on the earlier of (x) the first anniversary of the Notice Date or (y) the date Executive accepts employment with another employer offering a tax-qualified savings plan, Executive had participated in the 401(k) plan and made pre-tax deferrals and after-tax contributions to the 401(k) plan at the same rate as in effect immediately before the Termination Date. Subject to Section 14.01 hereof (Section 409A of the Code), such payment shall be made (without interest) within thirty (30) days after the first anniversary of the Notice Date. The amount of the lump-sum payment required by this paragraph (C) shall be determined based on the matching formula prescribed by the 401(k) Plan as in effect during the period described herein.
(D)The Company shall pay to Executive an amount equal to the premium required for Executive to continue through the first anniversary of the Notice Date, the same life insurance coverage provided under any plan or policy maintained by the Company in effect on the Termination Date, provided that Executive’s rights to this benefit shall terminate immediately upon Executive’s acceptance of employment with another employer offering life insurance benefits. Such lump-sum payment shall be made within thirty (30) days after the Termination Date.
(E)Executive shall continue to vest in all outstanding long-term incentive awards until the second anniversary of the Notice Date. All such long-term incentive awards shall be vested pro-rata as of the first anniversary of the Notice Date.
(ii)Termination for Cause. The Company may terminate Executive’s employment for Cause without advance notice. In such event, the Company shall continue to pay Executive’s base salary through the

Termination Date. If Executive’s employment is terminated for Cause, Executive shall not be entitled to (a) any bonus for the year in which the Termination Date occurs, or (b) any other payments hereunder. The foregoing shall not limit the remedies available to Company, at law or in equity, for any loss or other injury caused directly or indirectly by Executive.
Section 8.02.Resignation by Executive. Executive may at any time resign from Executive’s employment hereunder by providing written notice to the Company specifying a Termination Date of not less than six (6) months after the date on which such notice is given. In such event, Executive’s employment hereunder shall terminate on the earlier of (a) the Termination Date specified in such notice, or (b) a Termination Date specified by the Company in its discretion.
(i)Resignation without Good Reason. From the date on which Executive provides written notice of Executive’s intent to resign until the Termination Date, Executive shall continue to be an employee of the Company and shall assist the Company in the transition of Executive’s responsibilities. During such period ending on the Termination Date, assuming Executive complies with Executive’s responsibilities under this Agreement, the Company shall continue (a) to pay Executive’s base salary, and (b) to provide all benefits under the programs in which Executive participated immediately prior to providing written notice of resignation; provided that Executive shall not receive any bonus award that might otherwise be paid during that period except as otherwise provided herein. If Executive’s employment terminates under this Section, Executive shall not be entitled to any payments or benefits for the period after Executive’s Termination Date.
(ii)Resignation with Good Reason. If Executive resigns for Good Reason, Executive shall be eligible for the payments described in subsection (i), above, and (without duplication) the payments and benefits listed in Section prescribed by the ESP, subject to the terms and conditions of the ESP and Executive’s ESP Participation Letter, which currently provides that Executive shall be eligible for twenty-four (24) months of salary continuation. Without limiting the generality of the foregoing, all payments under this Section are subject to (x) Executive executing and not revoking the Release and (y) the forfeiture, suspension, and clawback provisions of the ESP.
(iii)The Company may require that Executive not come in to work during some or all of the period from Executive’s notice of resignation to the Termination Date. In no event, however, may Executive perform services for any other employer before Executive’s Termination Date.
ARTICLE IX
Covenants
Section 9.01.While Executive is employed hereunder, Executive shall not, without the prior written consent of Interpublic, which shall not be unreasonably withheld, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided, however, that Executive may continue to own or may hereafter acquire any securities of any class of any publicly-owned company.
Section 9.02.Executive shall treat as confidential and keep secret the affairs of the Company (which for purposes of this Article IX includes all subsidiaries and affiliates of Interpublic) and shall not at any time during the term of employment or thereafter, without the prior written consent of the Company, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Company and their subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Company or their subsidiaries or affiliates or their clients and obtained by Executive in the course of Executive’s employment hereunder. Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts Executive from responding truthfully to an inquiry by, providing testimony to, or otherwise communicating truthfully and in good faith with any federal, state, or local agency or regulatory authority about a possible violation of law or regulation. Executive may make such disclosures without providing notice to the Company; provided that Executive shall use best efforts to obtain assurance from the applicable agency or regulatory authority that such agency or regulatory authority will retain the information in confidence, and if Executive receives a subpoena, request for production, or order or other compulsion to disclose confidential or other information concerning the business of the Company, whether in a legal or regulatory proceeding or otherwise, Executive shall, to the extent permitted by law, provide the Company with prompt notice of such subpoena, request, order or compulsion so that the Company may have the opportunity to seek to prevent disclosure. Non-compliance with the disclosure provisions of this Agreement shall not subject Executive to criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret if such disclosure is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing Executive in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and Executive does not disclose the trade secret, except pursuant to court order.
Section 9.03.All records, papers, documents, files, records, databases, drawings, specifications, equipment and similar items kept or made by Executive relating to the business of the Company or their subsidiaries or affiliates or their clients, whether prepared by Executive or otherwise coming into Executive’s possession, shall be and remain the property of the Company.
Section 9.04.Upon request, Executive will deliver to the Company any and all documents, files, property and data of the Company acquired in the course of Executive’s employment, whether in paper, electronic or other form, including all copies and images thereof. Executive agrees that all property situated on the Company’s premises and owned by the Company, including storage media, computers and other devices, filing cabinets and work areas, is subject to inspection by Company personnel at any time with or without notice. Upon request

Executive agrees to certify in writing upon termination of employment that Executive has conducted a diligent search to locate all property, information and data described in this Section that is within Executive’s possession, custody or control, that Executive has returned all such property and information to the Company, and that after returning such information and data, Executive has permanently deleted all Company and client data from Executive’s computers, other electronic devices, storage devices, files and accounts, including cloud storage accounts, and that Executive has otherwise complied with the requirements of this Section. Upon the Company’s reasonable request, made in the good faith belief that required deletions have not occurred or were insufficient, Executive shall permit an IT technician employed or retained by the Company to inspect all of Executive’s computers and other electronic devices and storage devices and accounts, including cloud storage accounts, to confirm such deletion and/or to undertake any necessary additional deletions.
Section 9.05.All articles invented by Executive, processes discovered by Executive, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by Executive pertaining to the business of the Company or any of their subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever thereto, shall immediately become the property of the Company, and Executive shall assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to the Company.
Section 9.06.(i)     In the event that Executive receives severance pursuant to the ESP, Executive will be bound by the post-employment restrictions in the ESP and the release that will be signed as a condition for receiving such payments.
(ii)In the event that Executive does not receive payments pursuant to the ESP, for twelve (12) months following the Termination Date Executive shall not:
(a)directly or indirectly solicit any employee who was employed by the Company within one (1) year of Executive’s Termination Date (as used in this Section, an “employee”) to leave such employ to enter the employ of Executive or of any person, firm or corporation with which Executive is then associated, or induce or encourage any such employee to leave the employment of the Company to join any other company, or hire any such employee, or otherwise interfere with the relationship between the Company and any of its employees; or
(b)directly or indirectly solicit or handle on Executive's own behalf or on behalf of any other person, firm, or corporation, services similar to those Executive provided while employed by Company from or for any person or entity which is a client of the Company, that was a client of the Company within two (2) years prior to Executive’s Termination Date, or that was a prospective client of the Company with whom Executive had contact, and for which Executive materially participated in the Company’s marketing efforts to such prospective client, within two (2) years prior to Executive’s Termination Date (collectively, “Client”) or to induce any such Client to cease to engage the services of the Company or to use the services of any entity or person that competes directly with a material business of the Company, where the identity of such Client, or the Client’s need, desire or receptiveness to services offered by the Company is known by Executive as a part of Executive’s employment with the Company.
(iii)During the Severance Period, Executive shall not engage in, invest in (other than as the owner of not more than one percent (1%) of the outstanding securities of any publicly owned company), or otherwise participate in any advertising, marketing, or promotional business, or any other business that is in competition with the business of the Company.
(iv)The parties acknowledge and agree that, following his Termination Date, Executive may become employed or engaged by a private equity sponsor without violation of this Agreement or any other agreement between the Executive and the Company (a “Relevant Agreement”); provided that this provision will not permit Executive to, directly or indirectly, provide services to, or in respect of, a portfolio company of any such sponsor that would otherwise be prohibited by a Relevant Agreement. The Company will consider in good faith a request by Executive to permit Executive to provide services after the Termination Date that would otherwise be prohibited by a Relevant Agreement to a start-up or early stage company that immaterially competes with the Company.
(v)Executive acknowledges that these provisions are reasonable and necessary to protect the Company’s legitimate business interests, and that these provisions do not prevent Executive from earning a living. Executive represents and agrees that Executive is entering into this Agreement freely and with knowledge of its contents, with the intent to be bound by the Agreement and the restrictions contained in it.
Section 9.07.Executive acknowledges and agrees that it might be impossible to assess the damages caused by Executive’s breach or attempted breach of this Article (Covenants), and that any threatened or actual breach of this Article (Covenants) will constitute immediate and irreparable injury to the Company. Accordingly, the Company shall be entitled to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for any such breach or attempted breach.
Section 9.08.Executive represents and warrants that neither the execution or delivery of this Agreement nor the performance of Executive’s services hereunder, shall conflict with, or result in a breach of, any agreement to which Executive is a party or by which Executive may be bound or affected. Executive further represents that Executive does not possess and, in connection with Executive’s employment by the Company, will not use any confidential or proprietary information Executive may have obtained in connection with Executive’s services to any prior employer. Executive further represents and warrants that Executive has full right, power and authority to enter into and carry out the provisions of this Agreement and is doing so voluntarily.
Section 9.09.If Executive is offered employment or the opportunity to enter into any business venture in any capacity (whether as an employee, owner, partner, consultant, or otherwise) while the restrictions described in this Article (Covenants) are in effect, Executive agrees to inform the potential employer, partner, co-owner, and/or others involved in managing the business with which Executive has an opportunity to be associated of Executive’s obligations under this Agreement and to provide such person or persons with a copy of this Article.
ARTICLE X
Arbitration
Section 10.01.Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including claims involving alleged legally protected rights, such as claims for age discrimination in violation of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act, as amended, and all other federal and state law claims for defamation, breach of contract, wrongful termination and any other claim arising because of Executive’s employment, termination of employment or otherwise, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Section 17.01 hereof, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in the city where Executive customarily renders services to the Company.
ARTICLE XI
Assignment and Nonduplication of Benefits
Section 11.01.This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by Executive shall be void.
Section 11.02.No term or other provision of this Agreement may be interpreted to require the Company to duplicate any payment or other compensation that Executive is already entitled to receive under compensation or benefit plan, program, or other arrangement maintained by the Company, or any of its or their affiliates.
ARTICLE XII
Employment Taxes and Withholding
Section 12.01.The Company may withhold (or cause to be withheld) from any amounts payable to Executive or on Executive’s behalf hereunder any or all federal, state, city, or other taxes that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation. Regardless of the amount withheld or reported, Executive shall be solely responsible for paying all taxes (including any excise taxes) on any compensation (including imputed compensation) and other income provided or imputed to Executive or on Executive’s behalf, except the employer’s share of employment taxes. No provision of this Agreement shall be construed (a) to limit Executive’s responsibility under this Section, or (b) to transfer to or impose on the Company, or any of its or their affiliates any liability relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income under this Agreement.
ARTICLE XIII
Authority to Determine Payment Dates
Section 13.01.To the extent that any payment under this Agreement may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by the Company in its sole discretion, and not by the Executive, Executive’s beneficiary, or any of Executive’s representatives.
ARTICLE XIV
Section 409A of the Code
Section 14.01.This Agreement shall be construed, administered, and interpreted in accordance with Section 409A of the Code. If the Company or Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A of the Code. Without limiting the generality of the foregoing, (a) Interpublic’s Section 409A Administrative Guidelines are incorporated herein by reference; (b) to the extent amounts that are subject to Section 409A are payable upon termination of employment or similar events, such terms shall mean “separation from service” under Section 409A; (c) for purposes of Section 409A, each installment that is part of a series of payments shall be treated as a separate payment; and (d) if, as of the Termination Date, Executive is a Specified Employee, any amount that is subject to Section 409A (and not exempt by reason of the “short-term deferral” rule, “two-year two time” rule, or another exemption) and payable upon separation from service shall be subject to the six-month delay required by Section 409A(a)(2)(B)(i). Any amount that is subject to delay by reason of the six-month delay rule shall be paid without interest on the Company’s first semi-monthly pay date for the seventh month after Executive’s separation from service (or, if earlier, as soon as practicable after Executive’s death). No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to the Company, or any of its or their affiliates.
ARTICLE XV
Notices
Section 15.01.Any notice or other communication required or permitted to be delivered under this Agreement shall be: (a) written; (b) delivered personally, by facsimile, by email, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (c) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (d) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company:

The Interpublic Group of Companies, Inc.,
Attn: General Counsel
909 Third Avenue
New York, NY 10022
If to Executive:

Philippe Krakowsky
Most recent address on file with the Company

ARTICLE XVI
Waiver and Amendments
Section 16.01.No provision of this Agreement may be amended, modified, waived or discharged, unless such amendment, modification, waiver or discharge is agreed to in writing signed by Executive and by an authorized representative of the Company. Unless specifically characterized as a continuing waiver, no waiver of a condition or provision at any one time may be considered a waiver of the same provision or condition (or any different provision or condition) at any other time.
ARTICLE XVII
Applicable Law; Headings
Section 17.01.Except as otherwise set forth herein, the Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.
Section 17.02.The article and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
ARTICLE XVIII
Severability
Section 18.01.If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of such provision is unreasonable under circumstances now or then existing, or such provision is otherwise unenforceable, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area, or such provision may otherwise be reformed (or, if substitution or reformation is not possible, severed from this Agreement) so as to make, as applicable, the provision or the balance of the Agreement enforceable.
ARTICLE XIX
Legal Counsel; Interpretation
Section 19.01.Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the provisions of this Agreement, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel.
Section 19.02.Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
ARTICLE XX
Entire Agreement

Section 20.01.This Agreement sets forth the entire understanding between the Company and Executive concerning Executive’s employment by the Company and supersedes Executive’s Employment Agreement made as of January 1, 2006, and amended as of January 1 and September 12, 2007, and any and all other previous agreements between Executive and the Company concerning such employment and/or any compensation, bonuses, or payments (except that Executive’s ESBA and award agreements under the PIP and CAP shall remain in effect, in each case to the extent not inconsistent with this Agreement). Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, and execution of this Agreement and each amendment thereto. Any amendment or modification to this Agreement shall be set forth in writing and signed by Executive and an authorized director or officer of the Company. This Agreement may be signed in counterparts, with signature pages electronically exchanged and copied to the other parties. Upon signing by all parties, this Agreement shall constitute one complete agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date(s) indicated below.
THE INTERPUBLIC GROUP OF COMPANIES, INC.
By:    /s/Andrew Bonzani
Date:    7/22/21

PHILIPPE KRAKOWSKY
    /s/Philippe Krakowsky
Date:    7/22/21

EXHIBIT 10.1
EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

        CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) by and between The Interpublic Group of Companies, Inc. (“Employer”) and ______________ [insert Employee’s Name] (“Employee”). In consideration of the mutual covenants herein contained, the parties agree as follows:

1.    Termination of Employment. Employee has been terminated from any and all positions that Employee holds at Employer or any subsidiary thereof effective _______________ [insert last day of employment] (the “Termination Date”). Regardless of whether Employee signs this Agreement: (a) Employee will receive (less applicable tax withholdings and authorized or required deductions) any unpaid base salary through the Termination Date; (b) Employee’s coverage elected under Employer’s medical, dental and vision plans will end on ________________ [insert last day of month of termination], and thereafter Employee may elect to extend such insurance as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or applicable state law (collectively “COBRA”), and subject to Employee’s COBRA eligibility, Employer will pay the Employer portion of COBRA, for medical benefits for the two (2) months after coverage ends, and Employee will be responsible for only the Employee portion for those two (2) months, payable directly to the COBRA administrator; and (c) Employee will receive all benefits vested as of the Termination Date, if any, under Employer’s 401(k) plan in accordance with the terms of the plan. [Insert the following if your agency provides for PTO/Vacation: Employer will make payment to Employee for any accrued but unused Paid Time Off days.]

2.    Severance Payment. Subject to Employee’s execution and non-revocation of, and compliance with this Agreement from the Termination Date and thereafter, Employer shall pay to Employer shall pay to Employee a sum of ___________ ($_________), equal to _______ weeks’ salary at Employee’s current salary level in equal semi-monthly installments, less required federal, state and local withholdings (the “Severance Payment”). Employee agrees that, but for signing and returning this Agreement, Employee would not be entitled to receive the Severance Payment.

The above-referenced payments in Paragraphs 1 and 2 are in full satisfaction of any and all claims Employee may have against Employer, and exceed in value any payment, benefit, or other thing of value to which Employee may otherwise be entitled, expressly including, but not limited to, Employee’s Paid Time Off and any other paid leave benefits, wages, salary overtime, bonuses, commissions, or anything of value.

3.    Release of Claims.

(a)By signing this Agreement, and in consideration of the Severance Payment and other good and valuable consideration, the sufficiency of which is hereby acknowledged, subject to Paragraph 3(b), Employee, on behalf of Employee and Employee’s current, former, and future heirs, executors, administrators, representatives, attorneys, agents, successors and assigns (collectively the “Employee Parties”), hereby fully, voluntarily, and without limitation releases, covenants not to sue, and forever discharges Employer, The Interpublic Group of Companies, Inc. (“Interpublic”), any former or current client of Employer and/or Interpublic, and each of their respective parents, subsidiaries and affiliates, officers, directors, employees, shareholders, members, agents, attorneys, trustees, fiduciaries, representatives, benefit plans and plan administrators, successors and/or assigns, and all persons or entities acting by, through, under, or in concert with any or all of them (collectively, the “Releasees”) from all rights, claims, demands, liabilities, actions and causes of action, whether in law or in equity, suits, damages, losses, attorneys’ fees, costs and expenses, of whatever nature whatsoever that Employee or any of the other Employee Parties now has or has ever had, whether known or unknown or based on facts now known or unknown, fixed or contingent, suspected or unsuspected, against the Releasees (collectively, “Claims”), occurring from the beginning of time up to and including the date that Employee executes this Agreement that arise out of, or are in any way related to Employee’s employment by Employer or the termination of Employee’s employment with Employer.

Without limiting the foregoing, Employee understands and agrees that the foregoing release provisions include, without limitation:

i.    all Claims for wrongful termination, defamation, invasion of privacy, negligent or intentional infliction of emotional distress, or any other common law Claims;

ii.    all Claims for the breach of any written, implied or oral contract between Employee and Employer, including but not limited to any contract of employment;

iii.    all Claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, or physical or mental disability or medical condition, or any other characteristic protected by applicable law;

iv.    all Claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, equity-based or cash-based incentive plans, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits;

v.    all Claims that Employee has or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any Claim or cause of action based on the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, Executive Order 11246, and any state or local laws governing employee rights, as each of them has been or may be amended; and

vi.    any participation in any class, collective, or representative action against Employer.

This Agreement shall be binding upon and inure to the benefit of Employee and the Releasees and any other individual or entity who may claim any interest in the matter through Employee. Employee also acknowledges that Employee has not assigned any of Employee’s rights to make the aforementioned Claims or demands. Employee also acknowledges and represents that Employee has not filed nor will Employee file any lawsuits based on Claims or demands that Employee has released herein. Employee also acknowledges and agrees that to the extent Employee has any Claim that may not lawfully be released, then Employee acknowledges that the Severance Payment contained herein is more than any monetary sum owed to Employee and the Severance Payment shall be applied as an offset to any unreleaseable claim.
(b)Notwithstanding the foregoing, the above general release does not release Claims to enforce the terms of this Agreement and Claims that cannot be released by a private settlement agreement, including, without limitation, Employee’s right to: (i) file for workers’ compensation or unemployment insurance; and (ii) file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other local, state, or federal administrative body or government agency; provided, however, that in the case of (ii), Employee hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation to the fullest extent permitted by law, excepting any benefit or remedy to which Employee is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

4.    Attorney Review.    Employee is hereby advised that Employee should consult with an attorney of Employee’s choosing (at Employee’s own expense) prior to executing this Agreement.

5.    Review Period.    Employee is also advised that Employee has been given twenty-one (21) days from the date this Agreement is delivered to Employee within which to consider whether to sign this Agreement (the “Review Period”). If Employee executes this Agreement before the expiration of the Review Period, Employee has done so knowingly and voluntarily and has chosen to waive the remainder of the Review Period.

In order to receive the Severance Payment described in Paragraph 2 above, Employee must sign, date and return this Agreement to Employer (c/o insert name and address of HR director) not later than (insert date 21 days after agreement is given to employee). Please note that if Employee does not return the signed and dated Agreement to Employer by midnight on that date, the offer of payment described in Paragraph 2 above will be automatically withdrawn, provided however, that in any event the termination of Employee’s employment will still be effective as of the Termination Date. Employee’s acceptance of the Severance Payment shall constitute an admission by Employee that this Agreement has become fully effective and enforceable.

6.     Revocation Period. If Employee signs this Agreement, Employee acknowledges and understands that Employee may revoke this Agreement within seven (7) days after Employee has signed it by notifying Employer in writing that Employee has revoked this Agreement. Such notice shall be addressed to Employer c/o _______________ [insert name and address of person to whom revocation should be sent, generally the applicable HR Manager], and must be received by Employer before the end of the 7-day revocation period. This Agreement shall not be effective or enforceable in accordance with its terms until the 7-day revocation period has expired. Employee’s acceptance of the Severance Payment specified in Paragraph 2 of this Agreement at any time subsequent to seven (7) days after Employee’s execution of this Agreement, shall constitute an admission by Employee that Employee did not revoke this Agreement during the 7-day revocation period, and shall further constitute an admission by Employee that this Agreement has become effective and enforceable.

7.    Employment with Another IPG Agency. In the event Employee accepts employment (including work as a temporary employee, freelancer, consultant, or independent contractor) with any company owned or controlled by Interpublic during the period in which payments are being made pursuant to this Agreement, all such payments shall cease upon commencement of such employment. Furthermore, if Employee has received the Severance Payment as a lump sum under this Agreement and commences employment with another company owned or controlled by Interpublic, Employee agrees to reimburse Employer for any portion of the Severance Payment that compensates Employee for the subsequent employment period. If, however, Employee’s new salary is lower than the salary upon which the Severance Payment is based, Employee will continue to receive as severance, or will not be obligated to repay, the difference in salary for the period of overlap.

8.    Intellectual Property Rights. Employee acknowledges and agrees that all concepts, writings and proposals which relate to the business of Employer and which have been conceived or made by Employee during the period of Employee’s employment, either alone or with others (the “Intellectual Property”) are the sole and exclusive property of Employer or its clients. As of the date hereof, Employee hereby assigns in favor of Employer all the Intellectual Property covered by this Paragraph. On or subsequent to the date hereof, Employee shall execute any and all other papers and lawful documents required or necessary to vest sole rights, title and interest in the Employer or its nominee of the Intellectual Property.

9.    Non-Admission. This Agreement and the payment by Employer of the Severance Payment shall not in any way be construed as an admission by Employer of any liability for any reason, including, without limitation, based on any claim that Employer has committed any wrongful or discriminatory act and any such liability or wrongdoing is expressly denied.

10.    Non-Disparagement. Employee acknowledges and represents that Employee has not, and agrees that Employee will not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of any of the Releasees, provided that nothing herein will limit Employee’s rights as set forth in Paragraph 3(b).

11.    Confidentiality/Employer Property. Employee acknowledges that Employee has had access to confidential, proprietary business information of Employer as a result of employment, and Employee hereby agrees not to use such information personally or for the benefit of others. Employee also agrees not to disclose to anyone any confidential information at any time in the future so long as it remains confidential (unless such information becomes public as a result of a violation of Employee’s or any other person or entity’s confidentiality obligations to Employer). Employee further agrees to keep the terms and the existence of this Agreement confidential and not to discuss it with anyone other than: (a) Employee’s attorney, tax advisor, spouse, or as may be required by law, provided that Employee will be responsible for any disclosure by such persons as if the disclosure had been made by Employee; and (b) as compelled to do so by law and/or as permitted in Paragraph 13 of this Agreement, provided that Employee must provide advance written notice to Employer, giving Employer sufficient time to contest any such disclosure, provided that this clause is not applicable to any disclosures made to the SEC pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to any governmental agency that directs Employee to do so without advising Employer. Employee represents that Employee has returned all Employer property in Employee’s possession. In the event that Employer determines that Employee owes any money to Employer, Employer will provide notice thereof to Employee and Employee hereby authorizes Employer to deduct such amounts from any further payments to Employee.

12. Cooperation with Employer; No Cooperation with Non-Governmental Third Parties. Employee agrees to be available to cooperate fully with Employer, its parents and affiliates and their legal counsel in any pending or future legal proceedings or investigatory matters involving issues in which Employee was involved during Employee’s employment with Employer, without any additional compensation. Employee shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any non-governmental third party against Releasees, provided that nothing herein shall prohibit Employee from cooperating with the Securities Exchange Commission in connection with a whistleblower matter pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or where otherwise required as a matter of law.

13. Permitted Disclosures/Defend Trade Secrets Act.    Nothing in this Agreement, any other agreement between Employee and the Releasees, or any other policies of the Releasees shall prohibit or restrict Employee or Employee’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of the law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. Notwithstanding Employee’s preexisting obligations with respect to Employer’s confidential information, pursuant to the federal Defend Trade Secrets Act, Employee cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

14.    Non-Solicitation/Non-Service of Clients and Employees.     For the longer of the Severance Period or one (1) year after the Termination Date, regardless of the reason therefor, in consideration of the payments in Paragraph 2 hereof, Employee shall not: (a) directly or indirectly solicit on Employee’s own behalf or on behalf of any other person, firm, or corporation, services similar to those Employee provided while employed by Employer from or for any person or entity that (i) is a client of Employer, (ii) was a client of Employer in the two (2) years prior to the Termination Date, or (iii) was a prospective client of Employer with whom Employee had contact, and for which Employee materially participated in Employer’s marketing efforts to such prospective client, within the two (2) years prior to the Termination Date (collectively with (i) and (ii), “Client”) or to induce any such Client to cease to engage the services of Employer or to use the services of any entity or person that competes directly with a material business of Employer, where the identity of such Client, or the Client’s need, desire or receptiveness to services offered by the Employer is known by Employee as a part of Employee’s employment with Employer; (b) perform any services relating to advertising, marketing, research, public relations or related services for any such Client; (c) directly or indirectly solicit any employee who is currently employed by Employer or was employed by Employer in the one (1) year prior to the Termination Date to leave such employ to enter the employ of Employee or of any person, firm or corporation with which Employee is then associated, or induce or encourage any such employee to leave the employment of Employer or to join any other company, or hire any such employee, or otherwise interfere with the relationship between Employer and any of its employees; or (d) engage in any conduct that in any way interferes with the relationship between Employer and any of its employees or clients. Employee acknowledges that the above restrictions are reasonable and necessary to protect Employer’s legitimate business interest.

15.    Non-Competition. During the period in which payments are being made hereunder, Employee shall not be employed by, engage in, invest in (other than as the owner of not more than one percent (1%) of the outstanding securities of any publicly owned company), or otherwise participate in any business that competes with Employer.

16.    Entire Agreement; No Other Promises. Except as to any confidentiality, non-compete and/or non-solicitation agreements signed by Employee upon or during Employee’s employment with Employer, Employee hereby acknowledges and represents that this Agreement contains the entire agreement between Employee and Employer, and it supersedes any and all previous agreements concerning the subject matter hereof. Employee further acknowledges and represents that neither Employer nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce Employee to execute this Agreement, and Employee acknowledges that Employee has not executed this Agreement in reliance on any such promise, representation or warranty.

17.    Equitable Relief.    Employee acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, and agrees that Employer shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach. It is also agreed that, in addition to any other remedies, in the event of a breach of this Agreement by Employee, Employer may withhold and retain all or any portion of the Severance Payment.

18.    Severability. If any term or condition of this Agreement shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement shall be construed without such term or condition. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

19.    Choice of Law and Forum.    This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the city of New York, NY, and the parties waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process and waive any objection to jurisdiction based on improper venue or improper jurisdiction.

    20.    Amendment. This Agreement may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.

21.    Counterparts. This Agreement may be signed in counterparts, with signature pages electronically exchanged and copied to the other party.

22.     Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the interpretation of this Agreement.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL (AT EMPLOYEE’S OWN EXPENSE) OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND AS OF THE DAY AND YEAR FIRST WRITTEN BELOW THIS AGREEMENT WILL BE A LEGAL AND BINDING CONTRACT. FURTHER, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS PROHIBITING EMPLOYEE FROM PROVIDING INFORMATION CONCERNING POSSIBLE VIOLATIONS OF FEDERAL, STATE, OR LOCAL LAW OR REGULATION TO ANY GOVERNMENT, REGULATORY OR SELF-REGULATORY AGENCY OR ENTITY UNLESS SUCH INFORMATION IS PROTECTED BY THE ATTORNEY-CLIENT PRIVILEGE.

IN WITNESS WHEREOF, the parties have executed this Confidential Separation Agreement and General Release on the date(s) indicated below.

                ___________________________________________________
    [Insert name of Individual]

    Dated: ____________________________

                ___________________________________________________
    [Insert name of Company]

    By: _______________________________
     [Name and Title]

    Dated: ___________________________